EXHIBIT 10.4

ENGAGEMENT AGREEMENT
FOR CONSULTING SERVICES

This Engagement Agreement dated August 15, 2010 is between InoLife Technologies, Inc., 8601 Six Forks Road, Suite 400, Raleigh, NC 27615, a New York corporation, ("INOL" or "Company"), and Fuselier and Co., Inc., or assigns, with its principal offices at 130 Federal Road, Suite 33, Danbury, CT 06801 ("Consultant").

Company and Consultant agree as follows:

1.   Scope of Services:

(a) INOL shall engage Consultant to assist with the strategic management of the Company (the "Consulting"), including support for its current operations and its future growth.

(b) Consultant shall, in connection with this Agreement, may conduct its due diligence with respect to the financial condition of INOL and shall, together with Company's management, prepare three year and five year financial forecast and a detailed strategic growth plan. Consultant's information material shall include the Executive Summary and Strategic Growth Plan

(c) Consultant shall, at the request of Company, be available for all meetings, conference calls, acquisition reviews and due diligence, negotiations with lenders and prospective investors. Consultant shall be available to respond to inquiries and review marketing information, 1 financing material or any other aspect of the Company's capitalization with prospective parties or partners.

(d) INOL shall notify Consultant in writing (fax or e-mail) prior to communicating directly with sources of funding introduced by Consultant and provide Consultant with a reasonable opportunity to participate in such communications unless Consultant's participation is waived in writing in advance by Consultant. Consultant shall not unreasonably withhold its waiver of participation if there is a legitimate business reason why any such communication between INOL and a source of funding should not include Consultant. INOL and its agents shall make all practicable efforts to keep Consultant informed of normal course corporate communication that would affect the Consultant's performances of services for INOL under this Agreement.

(e) Consultant shall perform on a periodic basis the following functions, but nothing herein shall be interpreted as an appointment of Consultant or its independent contractors or employees as directors of INOL, nor shall Consultant have such involvement in the management of INOL as to bring Consultant within the definition of "control person" under the federal securities laws:

a.
Review of the Organization and Structure of the Company — a quarterly review and description of the corporate structure of the Company and its affiliates including any diagrams or charts including a list of the officers and directors of the Company and a brief description of their duties.

b.
Assets and Operations of the Company - Prior to the end of each fiscal year, Consultant will review the Company's financial position, and, together with the Company's auditors, assist in gathering information for the Annual financial statements with notes for the past three fiscal years of the Company, and the latest interim financial statements since the end of the last fiscal year and product sales and cost of sales analysis as requested by the Company.

c.
Intellectual Property - Consultant will work with Company to prepare a list all patents, trademarks, trade names, service marks and copyrights owned or used by the Company, all applications therefore and copies thereof, search reports related thereto and information about any liens or other restrictions and agreements on or related thereto (quarterly) as requested by the Company.

d.
Reports - Consultant will assist Company with the preparation of descriptions or reports of the Company's requested by the Company, including any brochures used in soliciting business or advertising. Consultant will assist with the preparation of overviews of market reports, analyses, articles, studies, appendices or other reports that may be needed and requested by the Company.

e.
Employment Practices - Consultant will assist Company with review of and preparation of employment contracts, consulting agreements, severance agreements, independent contractor agreements, non-disclosure agreements and non-compete agreements relating to any employees of the Company as requested by the Company.

2.
Engagement Fee: During the term of this Agreement, INOL shall pay Consultant an Engagement Fee as set forth in Exhibit A which will be earned as described in such Exhibit. Such payments represent fees relating to gathering assisting in the operation of the Company, due diligence, preparation of marketing information and financing materials, introduction to sources, preliminary transaction discussions and other related activities.

3.
Payment of Fees to Consultant. The Company agrees that all fees due to Consultant will be paid within 30 days following receipt of Consultant's invoice for Services for the month or other relevant time period in which the Services were performed and compensation earned.

4.	Expenses - Consultant will be responsible for their own expenses.

5.
Term: The term of this Agreement shall commence on August 15, 2010 and shall remain in effect for a period of two years, with a single, automatic one hundred eighty day extension, provided that neither party has provided written notice ninety days prior to the second anniversary of the agreement. All rights and obligations hereunder shall be terminated upon the expiration of this Agreement, provided that (a) termination of this Agreement shall not affect the provisions of paragraphs 2 and 3 in respect of payment of fees and (b) all parties hereto shall continue to be bound by the terms of the confidentiality and exclusivity provisions of this Agreement even after the expiration of the term of this Agreement. This Agreement may be terminated by either party by giving at least thirty (30) days' written notice to the other party before the beginning of any three-month period described herein for which Consultant shall begin providing that segment of services.

6.
Confidentiality: Each of the parties hereto (the "Recipient Party") will from time to time receive certain trade secrets and confidential information ("Confidential Information") from each other and unaffiliated third parties (including prospective investor(44 and their respective representatives, employees and agents (the "Disclosing Party"). The Recipient Party agrees not to use (except in connection with the performance of its duties hereunder) or disclose at any time (except to the Recipient Party's employees and agents who require the same for the purposes hereof and who are bound to the Recipient Party by like obligations as to confidentiality and use restrictions as contained in this Agreement) Confidential Information provided to it by the Disclosing Party or its agents and advisors. Confidential Information shall include, without limitation, computer models and databases, lists of contacts and any other information identified in advance by the Disclosing Party as confidential. Confidential Information shall not include any information that (i) was in the public domain prior to disclosure, or (ii) is independently developed, or (iii) is received from a third party with no breach of a duty owed hereunder. The Recipient Party agrees not to disclose or to use in a competitive manner Confidential Information for a period of the greater of two years following the termination of this Agreement or the term of any confidentiality agreement governing such Confidential Information.

7.
Entire Agreement: This represents the entire agreement between INOL and Consultant with respect to the subject matter hereof, superseding all previous oral or written communications, representations, understandings or agreements relating to this subject. This Agreement may be modified only by a duly authorized party and executed in writing signed by the parties hereto.

8.
Notices: Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) two business days after sending when sent by a commercial express delivery service (such as Federal Express or USPS Express Mail) providing a delivery confirmation, or (iii) 5 business days after depositing with the post office a notice sent by certified mail, return receipt requested, to the addresses noted in the preamble to this contract or any updated address provided by either party for notices.

9.
Independent Contractor and Withholding: At all times, the Consultant will be an independent contractor, and as such, will not have the authority to bind Company. Consultant will not act as an agent nor shall Consultant be deemed to be an employee of Company for the purposes of any employee benefits, or otherwise. Consultant recognizes that no amount will be withheld from its compensation for payment of any federal, state or local taxes and that Consultant therefore has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and taxes, if any. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations. Consultant shall not enter into any agreements or incur any obligations on behalf of Company. David Fuselier is not an officer or director of Company and nothing herein shall be interpreted as an appointment of him as an officer or director.

10.
Assignment: Due to the personal nature I of the services to be rendered by Consultant, this Agreement may not be assigned except td an entity hat is substantially owned or managed by Consultant. Likewise, Company may not assign any rights and liabilities under this Agreement (as a group with other similar agreements with consultants) to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agt1eement will inure to the benefit of and be binding upon each of the heirs, assigns and successor~ of the respective parties. No assignment may occur without both parties mutual consent.

11.
Severability: If any court or arbitrator shall determine that any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

12.
Governing Law: This agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina applicable to agreements made and services to be performed within such jurisdiction.

13.
Arbitration: Any dispute or disagreement which may arise among the parties hereto in connection with either the interpretation or the performance or nonperformance hereof, shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association or such other arbitration services as may be agreed upon by the parties. The place of arbitration shall be Raleigh, North Carolina. The prevailing party shall be entitled to its reasonable attorneys fees.

14.	Counterparts: More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed m original.

15.
Authority to Act. The Company hereby represents and warrants that this Agreement has been approved by resolution of the Company's Board of Directors, a copy of which is attached hereto and the President of the Company has been authorize execute this Agreement on behalf of the Company.

16.
Indemnification. Company will indemnify and hold Consultant and its employees harmless from any and all claims arising from its activities as financial consultant to Company, except in the event the actions or inactions of the Consultant are deemed to involve gross negligence. Such indemnification shall include, but not be limited to, Company's attorneys' fees.

Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect on the original document. At the request of any party, a facsimile or telecopy in original form by the parties who executed the facsimile the use of a facsimile machine as a defense to the enforcement of the Agreement or any amendment or  other document executed in compliance with this Section.
IN WITNESS WHEREOF, the Parties hereto have executed this agreement as of August 15, 2010

AGREED AND ACCEPTED,
InoLife Technologies, Inc.

Signature:
Name:	Gary S. Berthold
Title:	President, CEO

AGREED AND ACCEPTED,
Fuselier and Co., Inc.

Signature:
Name:	David Fuselier, CEO

EXHIBIT A
Between Company and Consultant
Dated August 15, 2010

Issuance and delivery of shares and when shares will be earned:

At signing   3,000,000 shares
The Consultant performed its required due diligence on the company prior to execution of the contract and these shares will be issued and delivered to Consultant as of the effective date of this Agreement for its review and research on the Company as client. These shares were earned as of the date of the signing.

At 10/01/10   25,000,000 shares
During the period August 15, 2010 through September 30, 2010 the Consultant shall perform the following services for the Company: Intensive r9fieJ of all contracts relating to the Company's operations including its filings with state and federal authorities, detailed review of the Company's organizational structure, capital structure and shareholder communications. Consultant shall provide a review of our findings to management and provided a summary of actions items relating to these activities of the Company.

At 12/31/10   25,000,000 shares
During the period October 1, 2010 through December 3 , 2010 the Consultant shall perform the following services for the Company: in conjunction with broker dealers, equity sources, and management review stockholder agreements, proxies, transfer agent agreements, registration agreements and other agreements regarding the ownership of Company. Review class and number of securities held and provide tactical and strategic consultancy on structures beneficial to the Company. Begin search and retain Chief Financial Officer, Corporate Counsel, Investor Relations Company, Public Relations Individual, VP of Business Development, VP of Sales and Marketing and reasonable support staff and non executive board members. Consultant will provide a review of our findings to management and provided a summary of action items relating to these activities of the Company and obtain companies approval prior to Fuselier & Company’s hiring of said positions. One-third of theses hares shall be deemed fully earned and paid for by Consultant at the end of each month.

At 3/30/11   25,000,000 shares
During the period January 1,2011 through March 30, 2011 he Consultant shall perform the following services for the Company: in conjunction with Management, conclude CFO search, present VP of Business Development, VP of Sales and Marketing and reasonable support staff, corporate and securities counsel. Identify and retain investor relations organization and public relations individual. Identify and retain non executive board members. Continue search for acquisition targets and strategic alliances and debt and equity sources. Refine the strategic plan of the Company to mirror its product and service offerings. Begin information gathering to auditors land counsel relating to fiscal year end Board meeting and fiscal year audit. One-third of these shares shall be deemed fully earned and paid for by Consultant at the end of each month.

Consultant shall provide a review of its findings to management and provide a summary of action items relating to these activities to the Company.

End of each Quarter starting 6/30/2011     25,000,000 shares
During the quarterly periods following March 30, 2011, the Consultant will be assigned specified assignments by the CEO of Company within fifteen days before the beginning of each quarterly period. Such assignments will be provided in writing, and the timing and execution of the assignments will be confirmed by Consultant prior to the beginning of each quarter. Consultant will provide a review of its assignments to management and a summary of actions items relating to these activities in a format satisfactory to Company. In the absence of specific assignments from the CEO, the Consultant will continue the assignments previously provided by the CEO. The shares during each period will be based on the Company's average of the ten previous days' last bid prior to the close of each quarter. One-third of these shares shall be deemed full, earned and paid for by Consultant at the end of each month.

Fuselier will provide and pay the compensation for the following personnel during the term of the engagement:

Chief Financial Officer or comparable - responsible for day to day reporting of accounting, cash flow and financial functions of the Company including preparation of certain reports for the SEC and preliminary work papers for the Company's auditors: This action will generate a quarterly analysis, within 30 days after the close of the quarter, of the Company s internal financial functions and present current and projected financial cash and infrastructure needs.

Vice President of Business Development- and reasonable support staff- responsible for developing the Company’s marketing efforts specific to its current product lines as well as entities that may be synergistic to the Company's current and/or future operations. A report will be generated quarterly relating to the historic and projected efforts of the Company and provided to the CEO within 30 days after the close of each quarter.

Director of Public Relations - responsible for the origination and direction of corporate communications, including preparation of internal messaging and external dissemination of its message and mission. The Director of Public Relations will report directly to the Executive Vice President on her efforts for the prior quarter and provide projected communications and messaging needs of the Company within 30 days after the close of each quarter.

Non-Executive Board Members - responsible for participating, together with the Company's Chairman, in the tooling of the Company's strategic plan to ensure the Company's corporation policy is aligned with the Board's approved motions. To provide external insight into the Company's internal processes and to act as a sounding board for the Company's CEO. The Board Members will be required to attend all Board meetings, requested.

Corporate Counsel: oversee legal activities of tie the corporations and Potential Acquisitions

Investor Relations: enable company information to be disseminated to the general public

Vice President of Sales and Marketing: responsible for all sales and marketing endeavors of the company.  Reports  to VP of Business Development.